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                                                                    EXHIBIT 10.2




                                   AGREEMENT


          THIS AGREEMENT, made and entered into as of the _____ day of February, 1996 by and between CABOT OIL & GAS CORPORATION, with its principal office at 15375 Memorial Drive, Houston, Texas 77079 (together with its successors and assigns permitted under this Agreement, the "Company"), and _____________________________ (the "Executive"),

                              W I T N E S S E T H:

         WHEREAS, on the Effective Date (as defined below) the Compensation Committee of the Board of Directors of the Company authorized and adopted a Change in Control Program to provide for certain benefits to the Executive in the event of certain terminations of employment, and determined that such program would be in the best interests of the Company; and

         WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company to provide for certain benefits to the Executive in the event of certain terminations of employment, upon the terms and conditions provided in this Agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.  Definitions:

         (a) "Annual Compensation" shall mean the sum of (I) the Executive's Base Salary in effect immediately prior to the Change in Control or, if greater, immediately prior to the Executive's termination and (II) the greater of (1) 80% of the Executive's target Bonus with respect to the fiscal year during which the Change in Control occurred or, if greater, the fiscal year during which the Executive's termination occurred and (2) the Executive's actual Bonus with respect to the fiscal year immediately preceding the Change in Control.

         (b) "Base Salary" shall mean the Executive's annualized base rate of pay with the Company.

         (c)  "Beneficiary" shall mean the person or persons named by the
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     Executive pursuant to Section 10 hereof or, in the event no such person is named or survives the Executive, his estate.

         (d)  "Board" shall mean the Board of Directors of the Company.

         (e) "Bonus" shall mean the cash amount, excluding any amount relating to the vesting of options or granting of performance shares or vesting of restricted stock or any other long-term incentive award, in excess of the Executive's Base Salary, awarded to the Executive in any year.

         (f)  "Cause" shall mean:

                 (I) dishonesty by Executive which results in significant loss to the Company and significant personal enrichment to the Executive;

                 (II) a material failure of Executive to perform his obligations under this Agreement; or

                 (III) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties.

         (g) "Change in Control" shall mean the occurrence of any of the following: (1) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, but excluding any Company employee stock ownership plan) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities, (2) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or (3) the Company sells or otherwise disposes of, in one transaction or a series of transactions, in a single 12-month period, assets or properties of the Company representing 50% or more of the total proved reserves (on a volumetric basis) of the Company as of the beginning of such 12-month period.
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         (h)  "Confidential Information" shall mean information about the
     Company or any of its Subsidiaries or their respective businesses, products and practices, disclosed to or known or obtained by Executive as a direct or indirect consequence of or through the Executive's employment with the Company, which information is not generally known in the business in which the Company or such Subsidiaries are or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (I) available to the public from a source other than the Executive, (II) released in writing by the Company to the public or to persons who are not under a similar obligation of confidentiality to the Company and who are not parties to this Agreement, (III) obtained by the Company from a third party not under a similar obligation of confidentiality to the Company,
     (IV) required to be disclosed by any court process or any government or agency or department of any government, or (V) the subject of a written waiver executed by the Company for the benefit of the Executive.

         (i) "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in Section 2 within 30 days following the occurrence, without the Executive's prior written consent, of one or more of the following events:

               (I) any material loss of the Executive's titles or positions in effect at the time of a Change in Control or any materially adverse change in the position to which the Executive reports or the principal departmental functions that report to the Executive at the time of a Change in Control (reporting relationships) that in any case results in a material diminution of the Executive's responsibility or the Executive's access to the Chief Executive Officer of the Company;

              (II) the assignment to the Executive of any duties substantially inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect on the date of a Change in Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (III) any material reduction in total aggregate compensation, including the aggregate benefits of all fringe benefits, performance shares, Bonus opportunity, long-term incentives or perquisites applicable to the Executive immediately prior to a Change in Control, provided that any reduction in Base Salary or Bonus opportunity from that immediately preceding a Change in Control shall be deemed a material reduction;
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              (IV) the relocation of the Executive's office location as
         assigned to him by the Company to a location more than 35 miles from his office location at the time of a Change in Control;

              (V) any failure by the Company to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (VI) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement for Cause; or

              (VII)     any failure by the Company to comply with and satisfy
         Section 5 of this Agreement, provided that the successor contemplated by Section 5 has received, at least 10 days prior to the giving of notice of constructive termination by the Executive, written notice from the Company or the Executive of the requirements of Section 5 of the Agreement.

     For purposes of clauses (I) and (II), (i) the Executive's titles, positions, authority, duties and responsibilities with respect to the Company shall mean such only with respect to (a) the Company if it continues as a separate entity substantially unchanged after the Change in Control or (b) the business unit, including an unincorporated division of a larger entity, that succeeds to the largest part of the Company's assets and (ii) the status of the Company as a public or private company or as a parent or subsidiary of another entity shall be disregarded.

         (j)  "Effective Date" shall mean November 3, 1995.

         (k) "Initial Term" shall mean the three-year period commencing on the Effective Date.

         (l) "Subsidiary" shall mean any corporation in which the Company either (I) controls more than 50% of the voting power of all securities of such corporation or (II) owns more than 50% of the total value of all equity securities of such corporation.

         (m)  "Termination Benefits" shall mean:

                 (I) an amount equal to the product of (A) Annual Compensation times (B) three; and

                 (II) payment with respect to any performance shares granted to Executive, such payment to be prorated based on actual service completed at the time of the Executive's termination without
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         Cause or Constructive Termination Without Cause,  and valued according to the percentage of goal attainment on the date of termination, notwithstanding any contrary provisions of such grants or any plans pursuant to which they are granted; and

                 (III) immediate vesting and exercisability of all of the Executive's options to purchase securities of the Company, and immediate vesting and lapse of restrictions on any restricted stock grants, outstanding at the time of the Executive's termination without Cause or Constructive Termination Without Cause, whether or not such would be the result under the provisions of such options or stock grants or any plans pursuant to which they are granted; and

                 (IV) at Executive's election, and subject to Executive's payment of the applicable premiums set forth on Schedule A, continued medical, dental and life insurance coverage (or reimbursement for the premiums for such coverage or reimbursement for covered expenses, at the Company's election) in each case for three years following the date of the Executive's termination without Cause or Constructive Termination Without Cause as though the Executive's employment were continued in effect during such time and without regard to any benefit reductions implemented after the date of such termination; provided that Executive may elect to receive one or more of such coverages and not the others; and

                 (V) immediate crediting of an additional three years of service in the Company's nonqualified retirement plans in which the Executive is participating at the time of the Change in Control, and payments under a non-qualified plan equal to the additional benefits that would be attributable to a crediting of an additional three years of service in the Company's qualified plans in which the Executive is participating at the time of the Change in Control; and

                 (VI) outplacement assistance in an amount not to exceed 15% of Executive's Base Salary in effect on the date of a Change in Control.

     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-up Payment required under this paragraph) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and
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     penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all income taxes (and any interest and penalties imposed with respect thereto), but excluding any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (n)  "Term" shall mean the term of this Agreement as described in
     Section 17, consisting of the Initial Term and any extensions thereof.

     2. Events Triggering Termination Benefits: In the event, within two years following a Change in Control occurring during the Term, the Executive's employment is terminated by the Company without Cause or there is a Constructive Termination Without Cause, then the Executive shall be entitled to receive the Termination Benefits. The Termination Benefit described in clauses
(I) and (II) of the definition of Termination Benefits shall be paid immediately upon such termination in a cash lump sum. Except as otherwise provided in the definition of Constructive Termination Without Cause, the failure of the Executive to effect a Constructive Termination Without Cause as to any one event described in such definition shall not affect his entitlement to effect a Constructive Termination Without Cause as to any other such event. If (i) the Executive's employment is terminated for Cause, (ii) the Executive voluntarily terminates his employment and such does not institute a Constructive Termination Without Cause, or (iii) the Executive's employment is terminated by death or disability, then the Executive shall not be entitled to receive the Termination Benefits.

     3. No Mitigation; No Offset: In the event of a termination of employment under Section 2 of this Agreement, the Executive shall be under no obligation to seek other employment,and there shall be no offset against the Termination Benefits due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

     4.  Effect of Agreement on Other Benefits and Rights of Executive:
[Except as otherwise provided in this Section 4] [for executives with employment contracts only], nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan,program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to any termination pursuant to Section 2 shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. [Notwithstanding the foregoing or any provision to the contrary in the employment agreement described below, in the event of a termination of employment as described in Section 2 hereof, the Executive may elect between receiving the Termination Benefits or the amounts payable to the Executive under that certain employment agreement between the Executive and the Company dated _______________, 19___ as a consequence of such termination but shall not be entitled to both] [for executives with employment
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contracts only].

     5. Assignability; Binding Nature: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No obligations of the Company under this Agreement may be assigned or transferred by the Company except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement,"Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     6. Representation: The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person or entity.

     7. Entire Agreement: Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreement.

     8. Amendment or Waiver: No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized representative of the Company, as the case may be. The Company will advise the Compensation Committee of the Board of any waivers under, or amendments to, this Agreement.

     9. Severability: In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    10. Beneficiaries/References: The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to
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refer to his beneficiary, estate or other legal representative.

    11. Governing Law/Jurisdiction: This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflict of laws.

    12.  Disputes:

         (a) In the event of any dispute concerning this Agreement, either Executive or the Company may compel the resolution of such dispute by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The location of such arbitration shall be city in which the Executive's principal office with the Company is located. Upon receipt of a written demand for arbitration, a hearing shall be scheduled to be held within 60 days of receiving such demand. All costs, fees and expenses, including attorney fees of both the Executive and the Company, of any arbitration in connection with this Agreement which results in any decision or settlement requiring the Company to make a payment or provide any form of compensation to the Executive in excess of any amount agreed to be paid by the Company shall be borne by, and be the obligation of, the Company. In the event the arbitration does not result in such a decision or settlement, each party shall bear its own expenses and 50% of the costs and expenses of the arbitration. The obligation of the Company under this Section 12 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

         (b)  In the event that any person asserts that any of the
         payments or benefits provided to or in respect of Executive pursuant to this Agreement or otherwise, by or on behalf of the Company, are
         subject to excise taxes under     Section 4999 of the Code, the
         Company shall assume, and pay the costs of, the dispute with such person but may settle such dispute in its discretion.

         (c) Pending the outcome or resolution of any arbitration, the Company shall continue payment of all amounts due the Executive without regard to any dispute but only if Executive agrees in writing that if and to the extent that the Company prevails he will promptly repay to the Company (or, regardless of the existence of such agreement, the Company may set off against any amounts due to the Executive) appropriate amounts plus interest at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code from date any amount was paid by Company to Executive.

     13. Notices: Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid,return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

         If to the Company or the Board:
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              Cabot Oil & Gas Corporation
              15375 Memorial Drive
              Houston, Texas 77079
              Attention: Secretary

         If to the Executive:

              [Name]
              [Address]

     14. Confidential Information:

              (a) Non-Disclosure: During the Term or at any time thereafter, irrespective of the time, manner or cause of the expiration of the Term, Executive will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Company, in any manner whatsoever, any Confidential Information without the prior written consent of the Board.

              (b) Return of Property: Upon the Executive's termination of employment, Executive will surrender to the Company all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Company or any Subsidiary, and all copies thereof, and all other property belonging to the Company or any Subsidiary, provided Executive shall be accorded reasonable access to such Confidential Information subsequent to the Executive's termination of employment for any proper purpose as determined in the reasonable judgment of the Company.

     15. Headings: The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     16. Counterparts: This Agreement may be executed in two or more counterparts.

     17. Term of Agreement: This Agreement shall remain in effect for the Initial Term, for any extensions of the Term as set forth herein and thereafter to the extent necessary to maintain this Agreement in effect for a period of 24 months following any Change in Control during the Term. On the second anniversary of the Effective Date and on each succeeding anniversary thereafter, the Term shall be automatically extended by one year from the date upon which it would otherwise expire, unless prior to such anniversary the Company shall have given written notice to the Executive that the Term shall not be so extended. In addition, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the
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date first written above.

                   CABOT OIL & GAS CORPORATION


Date: February ___, 1996             By ____________________________
                    Name:
                    Title:

                    EXECUTIVE

Date: ______________, 1996           By ____________________________
                    Name:
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         The following is a list of the officers who entered into a Change in
Control Agreement with the Company:

         J. L. Batt                Vice President, Land
         J. W. Hutton              Vice President, Marketing
         L. A. Machesney           Corporate Secretary and Managing Counsel
         F. A. Pici                Controller
         G. F. Reiger              Vice President, Regional Manager
         R. R. Seegmiller          Vice President, Chief Financial Officer and Treasurer
                                   (also has an employment agreement, dated September 25,
                                   1995 and, accordingly, Section 4 is modified to
                                   reflect that agreement)
         J. M. Trimble             Vice President, Business Development and Engineering
         H. B. Whitehead           Vice President, Regional Manager